Exhibit 99.1

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses incurred by Huntington Bancshares Incorporated in connection with its issuance and sale of $400 million aggregate principal amount of its 2.60% Senior Notes due 2018 are set forth in the following table:

Securities and Exchange Commission Registration Fee	$54,451

Accounting and Legal Fees and Expenses	412,467

Printing and Engraving Expenses	50,000

Other	783,082

Total	$1,300,000